Exhibit 99.1
Trading Under the Symbol: ISDR

Transcript of
WidePoint Corporation
Second Quarter 2019 Earnings Call
August 14, 2019

Participants
Jin Kang – President & Chief Executive Officer
Jason Holloway – Chief Sales & Marketing Officer
Ian Sparling – President & CEO of Soft-ex Communications & WidePoint Interim CFO

Analysts
Jorge Fermin - B. Riley

Presentation

Operator
Good afternoon and welcome to WidePoint's Second Quarter 2019 Earnings conference call. My name is Jim and I will be your operator for today's meeting. Joining us for today's presentation is WidePoint's President and CEO, Jin Kang; Chief Sales and Marketing Officer, Jason Holloway; and President and CEO of Soft-ex Communications and WidePoint Interim CFO, Ian Sparling.

Following their remarks, we will open the call for questions from WidePoint's publishing analysts and major institutional investors. If your questions were not taken today and you would like additional information, please contact WidePoint’s Investor Relations team at wyy@gatewayir.com.

Before we begin the call, I would like to provide WidePoint's Safe Harbor statement that includes cautions regarding the forward-looking statements made during today's call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-K filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company's website at www.widepoint.com.

Now I'd like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Please proceed, sir.

Jin Kang - President & Chief Executive Officer
Thank you, operator, and good afternoon to everyone. Thank you for joining us today to review our financial results for the second quarter 2019. The second quarter was a continuation of the strong financial and operational performance that we demonstrated at the start of the year.

From a financial perspective, the quarter was highlighted by a 26% increase in revenues to $22.1 million and a 14% increase in gross profit to $4.1 million, compared to the same quarter in 2018, which demonstrate the leverage we are continuing to develop in our operating model.

Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Second Quarter 2019 Earnings Call August 14, 2019

The $22.1 million in revenues we reported marked the highest quarterly revenues for any second quarter in our company history. Additionally, our adjusted EBITDA improved by $463,000 to $600,000 in the second quarter of 2019 compared to Q2 of last year, marking our eighth consecutive quarter or two full years of positive adjusted EBITDA.

As I outlined on our last call, our primary near-term objective is to more aggressively grow the top line while maintaining bottom line profitability. We were excited to achieve GAAP net income last quarter, as it represented the culmination of the turnaround of our business and the beginning of a new, much more exciting chapter for WidePoint.

To be sure, we are aware that this is a more complicated process than simply flipping a switch and there will still be some challenges to work through, as we aim to profitably scale the business. With that in mind, we did witness a slight dip in our bottom line in the second quarter, which was in line with our projections and guidance. While still an improvement over the same period last year, the sequential decline was primarily due to several one-time cost items and RSU awards that will not occur in Q3. Regardless, we were pleased to continue to hover near GAAP net income breakeven, as we work to enhance our competitive advantages and scale this business to new heights. And ultimately, we remain on track to generate profitability over the long run.

We believe that one of the keys to scaling WidePoint and to securing new business is to continue to increase and expand our various competitive advantages. And as many of you already know, one of the most significant competitive advantages WidePoint has is our comprehensive list of certifications and credentials. When combined with our unique Trusted Mobility Management, or TM2 solutions, and our dynamic personnel, these certifications create a compelling case for a customer to choose WidePoint over a competitor or an alternative solution.

For those of you who are newer to our company, credentials, certifications and accreditations are a critical component to our business and our industry. Compliance is frequently a key differentiator for federal government authorities, as well as large private organizations. Without proper credentials and compliance, it is difficult, if not impossible, to overcome the competition, let alone be in the running for contracts in this space. And the more credentials and certifications we can obtain, the more likely it is for a new potential customer to select our solution over a competitor's, as each credential serves as an additional step of approval for the validity of our services.

For those reasons, we have focused intently this year on expanding our credentials by pursuing a Federal Risk and Authorization Management Program or FedRAMP certification. As a reminder, FedRAMP is a standard from government-wide cloud-based IT solutions. It is a federal government wide program that provides a standardized approach to security assessment, authorization, and continuous monitoring for cloud products and services.

Something that's unique about this particular certification is that it is not just another stamp of approval in the eyes of potential government and commercial customers, but it actually increases our efficiency as well. Once FedRAMP-certified, we will no longer need to obtain a separate ATO, or Authority to Operate, for each individual agency. WidePoint will essentially be already vetted or pre-approved, which would drastically speed up the implementation process for many contracts in the government space.

The first stage in this process was to migrate our Intelligent Telecommunication Management System or ITMS platform onto the GovCloud, which as most of you know, we successfully completed in the first quarter of this year. Though this entire process can take up to two years to complete, I'm pleased to report that we have successfully completed the next critical step toward a FedRAMP certification. Recently, we received an ATO to implement ITMS with one of our major partners on one of our largest contracts to date.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Second Quarter 2019 Earnings Call August 14, 2019

As I am sure you can appreciate, due to the sensitivity of our partnership, I cannot share the name of the partner organization or provide extensive insight at this time into which of our contract this certification impacts. But suffice it to say that this ATO serves as a major step toward making our platform more scalable and easier to implement with a number of government agencies.

FedRAMP certification has the potential to be a large growth driver for WidePoint as it will substantially expand the barrier that prevents our competitors from accessing our customers. We are excited about the progress we have made in this area and look forward to continuing the process and updating you on our progress.

Now before I turn the call over to Jason to discuss the detail of some of our recent new contracts and successful recompetes, I will address the recompete with the Department of Homeland Security, or DHS. As many of you know, DHS comprises a material portion of our revenues currently and there is no question that there will be an impact on our business if we were unable to resecure this business.

Given the importance of the contract, we realize that investors are eager to receive updates on the recompete. And so are we. However, it is the nature of government work that things not only tend to develop slowly, but they also tend to develop at a pace that is dictated by the government and is thus outside of our control.

The DHS contract was originally scheduled to come up for recompete at the end of 2018. In our call a year ago, we mentioned that we expected to see a formal RFP by the end of 2018. For those of you less familiar with this process, the RFP is the beginning of the formal bidding process in which companies can make a case for the validity of their solutions and their relevance to the government agency.

Obviously the RFP did not materialize by the end of last year. As a result, DHS extended the contract with us through June 2019 with the BPA allowing for all agencies to extend their task order for one year beyond the BPA expiration. All task orders have since been extended beyond June 2019 and work continues as usual.

We realize that these delays may create uncertainties among our fellow investors, but we have good reason to be optimistic that we will re-win this business. It is our intention to provide updates on this contract as they materialize. In the meantime, Jason will speak further to our relationship with DHS to provide more context and reasons we are optimistic about our ability to resecure this meaningful business.

Afterwards our interim CFO, Ian Sparling, will provide an overview of our financial results for the quarter. And finally I'll return to discuss some final points and provide an outlook on the rest of the year prior to opening the calls to questions. Jason?

Jason Holloway - Chief Sales & Marketing Officer
Thank you, Jin. There's a long list of reasons why we are confident in our ability to resecure the contract with the Department of Homeland Security. I want to provide a bit more context regarding WidePoint's telecom management platform, ITMS, that is deeply embedded within every major agency within DHS.

Since originally being awarded the DHS contract roughly five years ago, the development team has never stopped improving ITMS. In fact the innovations that have gone into ITMS are second to none. In addition to continuously adding new functionality and reporting capabilities, WidePoint has worked with each individual DHS agency under the original award to develop highly customized functionality and specific reporting to that agency.

Whenever applicable, WidePoint has then proactively deployed the customized functionality or reports to the other agencies under the DHS award. As you can imagine, this makes the ITMS platform even more strategically positioned for the recompete.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Second Quarter 2019 Earnings Call August 14, 2019

Having a highly customized technology platform that is the backbone of our managed services offering, along with federal accreditation such as the ATO or Authority to Operate, becoming FedRAMP-certified, moving to the cloud, and converging our IdM digital security solution into ITMS are testaments to WidePoint's commitment to winning the DHS recompete. We are very proud of the R&D invested in our solutions and we will never stop innovating.

Now, obviously, past performance, though a good indicator, does not in any way guarantee future success. DHS has the option to displace us if they choose. That's the nature of a recompete. But in addition to our technical competitive advantages, we've also received positive reviews over the life of the contract from various departments complementing WidePoint on the quality of our services and the efficacy of our solutions.

So while there is no guarantee that we will re-win this business when it finally does come up for recompete, we believe that our embedded solution, our successful past performance, the depth and breadth of our integrations, and the positive reviews that we have received give us good reason to be optimistic about our ability to resecure this business.

Hopefully, that provides more insight into our thought process and the rationale behind our optimism. However, we realize that WidePoint is more than a DHS contract. Therefore, we are continuing to pursue new opportunities, expanding our footprint with current customers in order to diversify our revenue streams, increasing our margin profiles, and driving profitability. This is the strategy we've outlined before and it continued to bear fruit for us during the second quarter.

We began the quarter with several wins for TM2 contracts the amalgamation of which totaled $1.3 million in revenues. As mentioned on our last call, I'm limited in what I can say about the specifics of each of these contracts due to NDAs. However, I can reiterate that the customer list is diverse and really speaks to the flexibility and scalability of our TM2 framework.

Margins have always been top of mind for this management team. One of our main financial goals is to improve our margin profile and there are two primary ways of doing so. The first is to add a greater number of managed services contracts; the second is to focus on renegotiating more favorable terms when a contract is nearing its expiration date.

The two press releases we issued in the second quarter serve as a prime example of our ability to successfully renegotiate and expand contracts with current customers. Our subsidiary Soft-ex renewed a contract with the global CSP that will add $6 million to our top line over the next three years. Under this agreement, Soft-ex is delivering its optimizer solution, which consists of both cloud and on-site telecom and analytics solutions to all business segments of the CSP's client base. Because of the added insight and increased efficiencies that our solution provides, the CSP opted to not only renew these services with its current client base, but to extend them to new clients as well.

In July, we announced that we secured several contract renewals and modifications from current federal government customers. The total value of these renewals is $5.3 million. Under the terms of these contracts, we are providing extended services to customers for both wireless and wireline solutions as well as increasing our support of wireless services, equipment, and accessory purchases for all lines of services with additional customers. These contracts not only indicate that our cross-selling and up-selling tactics continue to be effective, they also reflect the value our solutions provide to customers.

Companies would be remiss to pay more for services or expand their use of services if our TM2 solutions were ineffective. As I've discussed in the past, our sales initiatives extend far beyond current customer expansions. Another one of our prime sales tactics is to leverage the sales teams and relationships of our systems integrator partners to establish footholds with new clients in new industries. These relationships are a key component to our sales strategy and one that continues to be effective.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Second Quarter 2019 Earnings Call August 14, 2019

Our partnership with Leidos on the NASA NEST contract, which we've discussed on our last call, was a prime example of this strategy. For those of you who have been following our business, you will know that the NASA NEST contract we helped secure with Leidos to provide Managed Mobility Services was protested by a competitor in Q1. Protests like this one are very common in our industry. So while the protest itself was never a large concern, it did delay the start of the project. I am happy to report that the protest was rejected in May. We now have begun the initial work and to-date the work is going well.

On the Identity Management side of our business, we continue to expand sales of our ECA credentials. We continue to set record sales each month. This is high-margin business and it demonstrates the outstanding job that the IdM and help desk teams in Columbus are doing to grow awareness and demand for our IdM solution as well as our ability to effectively focus on our core competency.

The IdM team has also been working to ensure that our digital certificate offerings continue to keep pace with the ever-changing security landscape requirements not only for smart devices, but for machine-to-machine and IoT as well. In 2019, we've added and reassigned specific resources within the IdM team to focus on specific development tasks to ensure that our digital certificate solutions can scale across all form factors.

Internally the sales team has been working as diligently as ever. Per Jin's comments, we remain focused on selling more aggressively and seeking out more profitable contracts for WidePoint. We are optimistic about the current pipeline as we are starting to see a higher number of new qualified commercial leads for all areas of TM2.

In addition to large systems integrators, we have had several key partners, such as MDM or mobile device management companies, MTD or mobile threat detection companies, as well as our device recyclers step up in Q2 with a number of high-margin commercial cross-sell opportunities.

In Q2, we also renewed our relationship with Gartner. Our new Commercial Sales Director and Marketing Director are leading the relationship to ensure that not only is each business line receiving the proper attention, but that TM2 is also being promoted to Gartner. We continue to believe our focused and aggressive approach toward sales and managing the systems integrators is demonstrating measurable results and I look forward to providing more updates on our next call.

With that, I will hand the call over to Ian.

Ian Sparling - President & CEO of Soft-ex Communications & WidePoint Interim CFO
Thank you, Jason. As noted on our earnings release during second quarter we delivered improved revenues and generated positive adjusted EBITDA for the eighth consecutive quarter. Our overall financial performance for quarter two was in line with the revenue and EBITDA guidance that we noted on our quarter one call.

Turning to our results for the quarter ended June 30, 2019. Our revenue increased 26% to $22.1 million from $17.5 million last year. This improvement was driven by a 29% growth in managed services and 24% growth in carrier services. As Jason already alluded to, our managed service revenues increased due to the expansions within existing government and commercial customers, as well as an increase in sales of accessories to government customers.

Carrier services revenues increased primarily due to the implementation of the US Coast Guard contract and to a lesser extent the expansion of our Customs and Border Protection Task Order.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Second Quarter 2019 Earnings Call August 14, 2019

Our gross profit increased 14% to $4.1 million or 18% of revenues from $3.5 million or 20% of revenues last year. This decrease in gross margin was driven by the increase in lower margin reselling and other services during the quarter.

Operating expenses increased by 6% to $4.2 million from $4 million last year. The year-over-year increase was due to a number of once-off costs along with an increase in share-based compensation costs. GAAP net loss was $308,000, an improvement from a loss of $472,000 in quarter two of last year.

On a non-GAAP basis, adjusted EBITDA for the second quarter 2019 increased to $599,000 from $136,000 last year. For the first six months of 2019, our non-GAAP EBITDA was $1.6 million compared to $222,000 in 2018.

Shifting to the balance sheet. We exited the quarter with $5.4 million in cash, net working capital of $4.3 million, and approximately $5 million available to draw upon our own credit facility. In addition, adoption of the new policy on leases has led to the generation of immaterial assets on associated liability within the balance sheet, the details of which may be found in our 10-Q.

At the present time, our cash reserves remain stable and we continue to expect that they will steadily improve with each quarter of positive performance.

Before I turn it back over to Jin, I'd like to reiterate that we believe we will continue to build upon the financial strength of WidePoint in a manner consistent with that already demonstrated over the last two years. We remain excited about the future prospects and we'll continue to work hard to meet our financial goals.

This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-Q, which is filed prior to this call.

So with that, I'd like to turn it back over to Jin.

Jin Kang - President & Chief Executive Officer
Thank you, Ian and Jason. I will take this opportunity to again thank Ian for taking on the added responsibility of interim CFO. He has been doing an excellent job, balancing his usual role as CEO of Soft-ex with his new responsibilities as interim CFO. I thank the team at Soft-ex and everyone else involved in taking on some extra responsibilities for their continued work and support of our organization.

For this business to be successful, it requires more than good products and solid strategy. It requires more than our comprehensiveness of credentials and the holistic nature of our Trusted Mobility Management solutions. It also requires the right personnel. We are very careful about who we choose to bring into this organization and especially into leadership positions. We are, therefore, still in search of a new CFO. We have been considering several candidates but are in no rush to simply fill the position. We have good processes and systems in place and even better people capable of executing them until we find the right person to fill the CFO position. We intend to provide a more material update as the search progresses.

The second quarter of 2019 was another strong quarter for WidePoint as demonstrated by our financial results, our expanded credentials, and our ability to successfully win key recompetes. We understand that there is some uncertainty surrounding our business given the nature of the DHS recompete. However, the timing of this contract is out of our control. So we are focused on executing on our primary initiatives and controlling our controllables.

In this regard, the second quarter was another successful quarter for WidePoint. Operationally, we achieved an important milestone to improve our credentials and become one step closer to achieving full FedRAMP certification. We successfully expanded contracts with current government customers and as our financial performance indicates, we remain in a strong position going into the second half of this year. Given our ability to continue to successfully execute on our major initiatives, there is good reason to be optimistic about the future and our ability to be successful in the robust markets we operate in.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Second Quarter 2019 Earnings Call August 14, 2019

As we look to the remainder of the year, we are reiterating our full year revenue guidance of $90 million to $93 million, reflecting our organic growth of 8% to 12%. We are also reiterating our adjusted EBITDA guidance, range of $2.75 million to $3.5 million, which is an improvement over 2018, and reflects the additional investment in sales and marketing and product development to accelerate our top line and bottom line improvements, in the years ahead.

I, again, thank our entire WidePoint team, for the hard work they have done. And continue to do. I also thank our supportive shareholders, for trusting us with this mission. We are excited about the favorable position we are in, and our outlook for the remainder of 2019, and beyond. And we look forward to updating all of you on our next call.

With that covered, we are ready to take questions from our major shareholders and analysts. Operator, will you please open up the call for questions?

Operator
Mr. Kang, thank you. And thank you to each of our presenters for their remarks, today. [Operator instructions].

We'll take our first question from the line of Jorge Fermin with B. Riley. Please go ahead, sir.

Q: In regards to your recent contract wins you mentioned the TM2 contract was a little bit higher on the margin side. But just on the Soft-ex and the Fed contracts, if you could kind of go over the margin profile of those as well as kind of expected revenue timing from those as well?

Jin Kang - President & Chief Executive Officer
The margin profile in terms of gross profitability, we're probably looking at somewhere around 45% to 48%, for the managed services portion. As well as our Soft-ex digital bill presentment and analytics. And in terms of—what was the other part of the question?

Q: Sorry, the kind of revenue timing around when you kind of expect the revenue to come in from these contracts?

Jin Kang - President & Chief Executive Officer
As Jason mentioned, that these contracts were re-competes and renewals of the contract and small portion of it were expansions. And we expect those revenues to come in, in the third and the fourth quarter.

Operator
[Operator instructions]. And we have no questions from the phone side. I'll turn it back to our leadership team for any additional or closing remarks.

Jin Kang - President & Chief Executive Officer
Thank you, operator. We appreciate everyone taking the time today to join us. As operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release.

As always, we'll keep you informed as we go forward. In early September, we will be in San Francisco at the 8th annual Gateway Conference. At the end of October we'll be at the Dawson James Conference in Florida.

So, we look forward to driving the business forward and to continuing to keep you all informed, as we make progress. Thanks again. And have a great evening.

Operator
Ladies and gentlemen, this does concludes today's WidePoint announcement. We thank you all for your participation. And you may now disconnect. We hope that you enjoy the rest of your day. Thank you.

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